Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated January 9, 2026, relating to the consolidated financial statements of Sunder Energy LLC, appearing in SunPower Inc.’s Current Report on Form 8-K/A filed on January 9, 2026. Our report contains an explanatory paragraph regarding Sunder Energy LLC’s ability to continue as a going concern.

BDO USA, P.C.

Atlanta, GA

October 30, 2026